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                                                                 Exhibit 10(vii)
                                                                 ---------------

                                                 December 18, 1996

Dr. J. Chris Jensen
BioClin (Europe) AG
Gewerbestrasse 5
CH-6330 Cham/Switzerland

Dear Chris:

This letter sets forth our agreement with respect to your employment with BioClin AG and any subsidiary or affiliate thereof (collectively referred to herein as the "Company" and individually referred to herein as a "Protected Party") and special separation benefits relating to the termination thereof, as follows:

     1. POSITIONS, DUTIES AND PLACES OF PERFORMANCE: Your employment will commence effective as of the closing of the acquisition of BioClin (Europe) AG by DNX Corporation (the "Effective Date"). During the term of this agreement (unless earlier terminated as provided below), you will devote your full time and attention to the operations and affairs of the Company with such duties and responsibilities as the Chief Executive Officer of DNX Corporation may reasonably determine; provided, however, that such duties and responsibilities shall be consistent with being President - International Services of the Company and an employee and signatory under German law of the BioClin Institute of Clinical Pharmacology GmBh (the "Institute"); and provided, further, that if the duties and responsibilities are changed so they are not consistent with being the President of International Services of the Company and an employee and signatory of the Institute, such duties and responsibilities as you and the Chief Executive Officer may mutually agree within 30 days, and if no mutual agreement is reached, you may treat such change of duties and responsibilities as a termination of your employment by the Company pursuant to paragraph 4 below. You will perform your duties and responsibilities at the Company's facilities in Cham and Zug, Switzerland, except for travel to the Institute in Dusseldorf, Germany, and other travel required for Company business. During the term of this agreement, the Company will not change these primary places of performance of your duties and responsibilities without your consent.

     2. COMPENSATION: During the term of this agreement (unless earlier terminated as provided below), you will be paid at the annualized rate of CHF 233,000, or such greater amount as may be authorized by the Compensation Committee (the "Compensation Committee") of the Board of Directors of DNX Corporation (the "Board"). Such compensation shall be paid in accordance with the normal procedures of the Company and the Compensation Committee for compensating the Company's employees and shall be subject to withholding for applicable taxes and governmental charges. As soon as practicable after the Effective Date, you will provide to the Company a withholding certificate and such other written representations regarding your status under United States, Swiss and German tax law as the Company may require, and the Company will be entitled to rely in good faith on such certificate and representations.




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Dr. J. Chris Jensen
December 18, 1996
Page 2

     3.   Benefits:
          ---------

     (a) IN GENERAL: During the term of this agreement (unless earlier terminated as provided below): you will be eligible to participate in such medical, dental, life and disability benefit programs as may be established by the Company; you will be eligible beginning in 1997 to participate in the DNX Corporation Executive Bonus Plan at the same levels as other senior executives of the Company, as authorized by the Compensation Committee; and you will receive a grant under the DNX Corporation 1996 Stock Option Plan of options to purchase 50,000 shares of DNX Corporation common stock, on the same terms and subject to the same vesting requirements as the Compensation Committee shall determine for other senior executives of the Company.

     (b) CONTRIBUTION TO INTERNATIONAL SCHOOL: Each academic year during the term of this agreement (unless earlier terminated as provided below), the Company will contribute on your behalf to such school as you may designate CHF 27,000 to provide for the enrollment and attendance at such school by your two children.

     (c) SPECIAL RETIREMENT BENEFITS: During the term of this agreement (unless earlier terminated as provided below), the Company will transfer to the Institute the lesser of DEM 32,000 or the amount provided under your current employment agreement as a contribution to your individual pension plan as currently in effect. DNX Corporation, as the parent corporation of the Institute, will cause the Institute to contribute such amount to such pension plan on your behalf.

     (d) AUTOMOBILE EXPENSES. During the term of this agreement (unless earlier terminated as provided below), the Company will pay or reimburse you the lesser of CHF 1,500 per month or the amount provided to you under your current employment agreement for the lease, insurance, maintenance and repair of an automobile.

     (e) VACATION. During the term of this agreement (unless earlier terminated as provided below), you will be entitled to take 25 days of vacation per year in accordance with the Company's vacation policies in effect from time to time for senior executives.

     (f) RELOCATION. Subject to the last sentence of section 1, if the primary place of performance of your duties and responsibilities is changed during the term of this agreement to a location outside of Switzerland, the Company will pay or reimburse you for reasonable and necessary expenses incurred by you in connection with your relocation outside of Switzerland and in connection with your return to Switzerland, provided that such return occurs prior to or upon the expiration or termination of this agreement.




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Dr. J. Chris Jensen
December 18, 1996
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     4. SEVERANCE OBLIGATIONS: If your employment is terminated by the Company
(or is treated as terminated by the Company under section 1) during the term of this agreement for any reason other than Cause, then, subject to sections 5, 6 and 7 below, the Company will provide to you:

     (a) regular severance payments at the rate of your annualized base salary at the time of termination until 12, 24 or 36 months after your termination date, as elected in writing by the Company at the time of such termination. Any payments made will be reduced by applicable taxes and other required withholdings;

     (b) continuation of medical and dental insurance coverage until the earlier of (1) the date you obtain other full-time employment or (2) the date your salary continuation ceases; and

     (c) continuation of the contribution under section 3(b) until the date your salary continuation ceases.

For the purposes of this agreement, the term "Cause" means your (a) commission of an act that is determined by the Board to be fraudulent or dishonest conduct or a material breach of any of the Company's policies, (b) conviction of a felony or knowing violation of any federal, state, or local law applicable to the Company or (c) intentional refusal, without proper cause, to substantially perform your duties after a demand for substantial performance has been delivered to you in writing by your supervisor(s). Upon termination for Cause, the Company shall have no further liability or obligation to you, except for salary earned but not paid and other obligations mandated by law.

     5. RELEASE: In consideration for the special separation benefits set forth in section 4 above, you shall agree to the conditions outlined on the attached Release. The Company's severance obligations under section 4 above are expressly conditioned upon your (a) execution and delivery of the Release at the time of your termination of employment and (b) not revoking the Release within the revocation period described therein.

     6. COMPETITIVE ACTIVITY: In consideration for the special separation benefits set forth in section 4 above, you agree that (a) if your employment is terminated by the Company (or is treated as terminated by the Company under section 1) during the term of this agreement for any reason other than Cause, then you will not, without the prior written consent of the Board in its sole discretion, engage in any Competitive Activity during the period of your salary continuation under section 4 above and (b) if your employment is terminated by you for any reason other than as provided in section 1 or by the Company for Cause, then you will not, without the prior written consent of the Board in its sole discretion, engage in any Competitive Activity until the later of (1) five years after the date of this agreement or (2) two years after your termination date. The Company's severance obligations under section 4 above are expressly conditioned upon your satisfaction of your obligations under this section 6.




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Dr. J. Chris Jensen
December 18, 1996
Page 4

For the purposes of this agreement, the term "Competitive Activity" means your participation in the management, clinical or preclinical operations of any business enterprise if (a) such enterprise engages in substantial and direct competition with any Protected Party in North America or Europe, (b) such enterprise's sales of any product or service competitive with any product or service of a Protected Party amounted to at least 10% of such enterprise's net sales for its most recently completely fiscal year, and (c) such Protected Party's sales of said product or service amounted to at least 10% of its net sales for its most recently completely fiscal year. Competitive Activity will not include the mere ownership of less than 5.0% of any class of the outstanding securities of any such enterprise and the exercise of rights appurtenant thereto.

     7. NO SOLICITATION OR HIRING: In consideration for the special separation benefits set forth in section 4 above, you agree that (a) for a period of three years after your termination date, you will not, without the prior written consent of the Board in its sole discretion, directly or indirectly induce or attempt to induce any employee of any Protected Party to leave the employment of such Protected Party or to accept any other employment or position and (b) for a period of two years after your termination date, you will not, without the prior written consent of the Board in its sole discretion, directly or indirectly hire or cause to be hired any employee of any Protected Party. The Company's severance obligations under section 4 above are expressly conditioned upon your satisfaction of your obligations under this section 7.

     8. TERM OF AGREEMENT: This agreement shall have a two-year term commencing on the Effective Date, provided that thereafter the term will automatically be extended for successive one-year periods unless either party gives written notice, not less than 90 days prior to the otherwise scheduled expiration of the term, that it or he does not want the term to so extend.

     9. GOVERNING LAW: This agreement shall be governed by and construed in accordance with the internal laws of Switzerland without regard to conflicts of law principles.

     10. ENTIRE AGREEMENT; MODIFICATION: This agreement and the attached Release constitute the entire agreement between you and the Company relating to your employment with the Company and the termination thereof and supersede all other prior understandings or agreements relating to your employment with the Company and the termination thereof. This agreement may not be modified or amended except by a writing signed by you and the Company.



                                    Sincerely,

                                    /s/ Paul J. Schmitt
                                    Paul J. Schmitt
                                    Chairman

/s/ Dr. J. Chris Jensen             December 18, 1996
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Dr. J. Chris Jensen                                  Date

Enclosure